Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF ALL CLAIMS

This Settlement Agreement and Release of All Claims (the “Agreement”), effective October 16, 2014 (“Effective Date”) is made by and between Alteva, Inc., a New York Corporation (the “Company”) and David J. Cuthbert (the “Executive”).  The parties hereby state that:

WHEREAS, the Executive was employed by the Company until March 31, 2014 (the “Separation From Service”); and

WHEREAS, the parties have amicably resolved their differences and mutually agreed upon the terms and conditions of the separation of the Executive and the Company;

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.                                      In consideration for the Executive’s execution of this Agreement, the Company shall pay to the Executive a lump sum of seven hundred fifty thousand dollars ($750,000), less all relevant taxes and other withholdings, to be paid no later than the fourteenth (14th) day following Executive’s execution and delivery of this Agreement to the Company, but, in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), no sooner than the six (6) month anniversary of the Separation From Service.  The Executive acknowledges that he would not be entitled to this sum but for this Agreement.

2.                                      The Executive agrees that he is releasing and waiving his right to bring any legal claim of any nature against the Company, and that he is releasing and waiving any and all claims, liabilities, and obligations, both known and unknown, that arise out of or are in any way related to agreements, events, acts, conduct, or omissions occurring at any time prior to or at the Effective Date.  This includes a release of any claim by the Executive to any equity or severance compensation under that Employment Agreement between the parties, dated March 5, 2013 (the “Employment Agreement”), that Restricted Stock Award Agreement between the parties, dated March 13, 2013, and any other verbal or written agreement or plan governing the parties, including, without limitation, salary or benefits continuation, bonus payment or deferred compensation.  Any rights the Executive has in any Company equity grants or options (including, without limitation, restricted stock, nonqualified stock options, stock units, stock awards, stock appreciation rights, dividend equivalents and other stock-based awards) are terminated, and the Executive has no residual rights in them.  Executive’s ownership of stock in the Company issued to him prior to the date of the Separation from Service that had vested prior to such Separation from Service, or acquired by him by purchase from third parties, shall not in any way be affected by this Agreement.  Executive’s release of claims against the Company as set forth in this Agreement is intended to be interpreted in the broadest possible manner to include all actual or potential legal claims that the Executive may have against the Company, except as expressly provided otherwise in Paragraph 6 below.

3.                                      Specifically, the Executive agrees to fully and forever give up all of his legal rights and claims against the Company, including future legal rights and claims, whether or not presently known to him, that are based on events occurring before he signs this Agreement.  The

Executive agrees that the legal rights and claims he is hereby waiving include, but are not limited to, all rights and claims under, as amended, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act of 2008, the Equal Pay Act of 1963, the Sarbanes-Oxley Act of 2002, the New York Human Rights Law, the Pennsylvania Human Relations Act, the Philadelphia Fair Practices Ordinance, and any similar federal, state, or local statute, regulation, order, or common law.  The Executive specifically agrees that he is releasing claims of discrimination based upon age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, genetic predisposition or carrier status, and other legally protected categories.

4.                                      The Executive also agrees that the legal rights and claims he is giving up include his rights under, as amended, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974 (“ERISA”), the federal Worker Adjustment and Retraining Notification Act of 1989 (“WARN”), the New York Worker Adjustment and Retraining Notification Act (“NY WARN”), the New York Labor Law (except unemployment insurance and minimum wage claims), the New York Business Corporation Law, Pennsylvania labor and corporate law, and any similar federal, state, or local statute, regulation, or order.  The Executive agrees that the legal rights and claims that he is giving up include all common law rights and claims, such as a breach of express or implied contract, tort (whether negligent or intentional), wrongful discharge, constructive discharge, infliction of emotional distress, defamation, promissory estoppel, and any claim for fraud, omission, or misrepresentation.  The Executive also agrees that he is giving up and forever releasing any right that he may have to attorneys’ fees for any of the rights and claims described in this Agreement.

5.                                      The Executive agrees that Executive’s release of claims against the Company as set forth in this Agreement applies not only to the Company, but also to its predecessors, successors and their past, current and future parents, subsidiaries, affiliates, related entities, and all of their members, shareholders, officers, directors, agents, attorneys, executives, partners, employees, insurers, and assigns.

6.                                      The claims that the Executive is giving up and releasing do not include: (i) his vested rights, if any, under any qualified retirement plan or other benefit plans in which he may participate, (ii) his rights, if any, to unemployment insurance, workers’ compensation or statutory COBRA health insurance continuation, provided that the Company shall owe no COBRA or other health insurance or benefit obligation beyond any statutory obligation it has; and (iii) his rights to indemnification under the Company’s certificate of incorporation and/or bylaws, under general corporate law or as an insured under any directors and officers liability insurance policy of the Company.  Nothing in this Agreement shall be construed to constitute a waiver of:  (i) any claims that he may have against the Company that arise from events that occur after the date that he signs this Agreement; (ii) his right to file an administrative charge with any governmental agency, including the U.S. Equal Employment Opportunity Commission or comparable state or local agency, alleging employment discrimination or challenging the validity of this Agreement; (iii) his right to participate in any administrative or court investigation, hearing or proceeding; or (iv) any other right that he cannot waive as a matter of law.  The Executive agrees, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any administrative charge, complaint, or lawsuit filed by the Executive or on his behalf.

7.                                      The Executive represents and warrants that, as of the date that he signs this Agreement, he has not filed any charge, complaint, or action against the Company in any forum.  He further acknowledges that this Agreement may be used as a complete defense in the future if he brings a lawsuit based on any claim that he has released.

8.                                      The Company agrees that it is releasing and waiving its right to bring any legal claim of any nature against the Executive, and that it is releasing and waiving any and all claims, liabilities, and obligations, both known and unknown, that arise out of or are in any way related to agreements, events, acts, conduct, or omissions occurring at any time prior to or at the Effective Date.  This includes, but is not limited to, a release of any claim by the Company related to any claims or allegations made by Company prior to the date of this Agreement relating to Executive’s performance of services for the Company.  Specifically, the Company agrees to fully and forever give up all of its legal rights and claims against the Executive, including future legal rights and claims, whether or not presently known to it, that are based on events occurring before it signs this Agreement.  The Company represents and warrants that, as of the date that it signs this Agreement, it has not filed any charge, complaint, or action against the Executive in any forum.  It further acknowledges that this Agreement may be used as a complete defense in the future if it brings a lawsuit based on any claim that it has released.  Notwithstanding any provision in this Agreement to the contrary, the Company’s release of claims against the Executive shall not extend to the Company’s ability to recover compensation paid to the Executive to the extent the Company is required to do so by law or regulation.

9.                                      Each party acknowledges that such party enters into this Agreement voluntarily and of such party’s own free will, and that such party has enough information to decide whether to sign it.  Each party further understands that if, for any reason, such party believes that this Agreement is not entirely voluntary, or if such party believes that such party does not have enough information, then such party should not sign this Agreement.

10.                               The Executive represents and warrants that he has been advised to consult with an attorney of his choice before signing this Agreement, and that he has been given sufficient time to do so.

11.                               Each of the parties acknowledges that if any provision or part of this Agreement is deemed to be invalid or unenforceable for any reason, then such provision or part shall be treated as if it were deleted from the Agreement and the remainder of the Agreement shall remain in full force and effect.

12.                               The Executive warrants and represents that he is not in possession of any documents, files, data, or other property belonging to the Company, including, without limitation, any computers, digital or physical files, electronic devices, access cards, keys, reports, manuals, records, product samples, inventory, correspondence and/or other documents or materials related to the Company’s business that he compiled, generated or received while working for the Company.

13.                               The Company will return to the Executive one iPad and two USB devices belonging to him that are in its possession (together, the “Devices”) provided that the Executive first grants it permission to permanently delete from the Devices all data related to the Company.  Specifically, within five (5) days of the Effective Date, the Company will provide the Executive with a list of data it proposes to delete.  Within five (5) days of receiving that list, the Executive will, in writing, grant or deny the Company permission to delete that data.  Provided that the Executive grants that permission, the Company will, within five (5) days of receiving permission, permanently delete the data and return the Devices to Executive’s counsel at such counsel’s office located at 50 South 16th Street, Philadelphia, PA 19102.

14.                               The Company may assign this Agreement to any subsidiary, affiliate, or successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.  This Agreement shall inure to the benefit of the Company and permitted successors and assigns.  The Executive may not assign this Agreement or any part hereof.  Any purported assignment by the Executive shall be null and void from the initial date of purported assignment.  Notwithstanding the foregoing, in the event that Executive should die prior to the payment of any amount payable to Executive under this Agreement, such amount shall be paid to Executive’s estate, which shall be permitted to succeed to Executive’s right to receive such payment.

15.                               This Agreement shall be governed and construed in accordance with the laws of the State of New York.

16.                               This Agreement contains all the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, provided that the Executive remains bound by the surviving obligations of the Employment Agreement, including, without limitation, his obligations under Sections 15, 16, and 17 of the Employment Agreement, to the extent not inconsistent with the provisions of this Agreement.  The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

17.                               This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A.  Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company or its agents be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

18.                               This Agreement may be executed in counterparts (which may be effectively delivered by facsimile or other electronic means), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19.                               Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of the Company.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as conclusive evidence of their acceptance of the terms and conditions of this Agreement as of the day and year first above written.

ALTEVA, INC.

By:	/s/ Kelly C. Bloss
Name:	Kelly C. Bloss
Its:	Chairman of the Board

/s/ David J. Cuthbert
DAVID J. CUTHBERT